EXHIBIT 6.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of the 1st day of July, 2017 (the "Effective Date"), by and between Arlene Pfeiff ("Executive") and Engenavis, Inc., a Delaware corporation ("Company").

W I T N E S S E T H:

WHEREAS, Company wishes to employ Executive, and Executive wishes to be employed by Company;

WHEREAS, Company and Executive wish to set forth in writing the terms and conditions of Executive's employment in this Employment Agreement (the "Agreement");

NOW, THEREFORE, in consideration of the mutual promises contained herein, and of other good and sufficient consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive, intending to be legally bound hereby, agree as follows:

Article I. Employment. Responsibilities, and Acceptance.

1.1 Employment. Company agrees to employ Executive, and Executive agrees to be so employed, on the terms set forth herein.

1.2 Responsibilities. As EVP of Strategy and Investor Relations, Executive shall faithfully and diligently perform all such acts and have such titles, duties, powers, and responsibilities as may be prescribed or delegated from time to time by the Company's Board of Directors. Among other responsibilities, Executive shall work closely with the Company's Executive Chairman, Chief Executive Officer (CEO), executive management, and Board of Directors and shall perform all duties that are customarily associated with the position and such other duties as may be assigned by the CEO or Board of Directors.

Executive agrees, during her employment with Company, to devote such time as is necessary to faithfully carry out the duties assigned to her from time to time. Executive agrees to adhere to all of the Company's policies and procedures as they may from time to time be amended and to perform to the highest professional standards of the industry in which Company operates. In furtherance of the foregoing, Executive agrees she may be required to travel frequently throughout the United States and elsewhere. If Executive is required to travel in connection with her duties hereunder, she shall travel "coach"or "economy" class, unless otherwise agreed to in advance with Company.

1.3 Acceptance. Executive hereby accepts such responsibilities and agrees to render her services hereunder fully, faithfully, and to the best of her ability, consistent with the terms of this Agreement. Executive shall be permitted to engage in civic, academic, professional, trade association, not-for-profit organization, board memberships, or other personal activities which are not competitive or in conflict with the business then being conducted by Company or any business which, to the knowledge of Executive, Company is preparing to enter, so long as such activities do not interfere with her day-to-day duties and responsibilities hereunder.

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1.4 Location. Executive's services under this Agreement shall principally be performed at Company's headquarters in Maricopa County, Arizona, subject to reasonable domestic and overseas travel on behalf of Company.

Article 2. Compensation.

2.1 Base Compensation. Beginning on the Effective Date, Company shall pay an amount to Executive in cash compensation at the rate of$84,000.00 annually (the "Base Salary"). The Base Salary shall be subject to such amounts as may be required to be withheld by law or authorized to be withheld by Executive, and payable biweekly or otherwise in accordance with Company's customary payment schedule for executive personnel. Beginning on January 6, 2018, and provided that Company has obtained at least $1,000,000.00 in equity funding after the date hereof (the "Financing"), the Company shall increase the Base Salary to an amount determined by the Board of Directors of Company, in their discretion, to be conunensurate with EVPs of similar companies in the location of Company's headquarters; provided, however, that Executive's salary as of January 6, 2018 shall not be less than $100,000.00. The Base Salary shall be reviewed at least semi-annually and may be adjusted as may be determined by Company in its sole discretion; provided, however, that any decrease in the Base Salary shall be made only in conjunction with an across-the-board proportionate decrease among all Company executive officers.

2.2 Vacation and Personal Time. During the Term, Executive shall be entitled to take not less than twenty (20) working days' vacation or personal time off per calendar year, which may be taken at any time in accordance with the Company's vacation policies as determined by the Company and so as not to interfere unreasonably with the performance of Executive's duties and responsibilities hereunder. In addition to vacation time, Executive shall be entitled to take a reasonable amount of personal time in connection with the attendance at conferences, conventions, and business meetings related to the services to be performed by Executive under this Agreement, provided that such personal time does not interfere with the performance of her duties and responsibilities hereunder. A maximum of twenty (20) working days of vacation and personal time off that has accrued but not been used by calendar year-end can be carried over into the next year. In the event of the termination of this Agreement, Executive shall be compensated for all accrued vacation and personal time off, not to exceed twenty (20) working days at her Base Salary compensation for the relevant period. The Company shall comply with all applicable federal and state laws, if any, governing Executive's accrual and use of paid sick time.

2.3 Proration. For the purposes of Sections 2.1 and 2.2, any period less than a full calendar year shall be prorated for the portion thereof which shall be applicable.

2.4 Expenses. Company shall pay or reimburse Executive upon the receipt of appropriate documentation, for reasonable travel, meal, and lodging expenses that she directly incurs in providing services on behalf of Company, all subject to the terms and conditions of the then-current Company business expense reimbursement policy. Reimbursement shall ordinarily be made within thirty (30) days of the Company's receiving required documentation establishing the business-related expense.

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2.5 Annual Bonus. Executive may be entitled to receive an annual incentive bonus. The award of a bonus as well as the actual bonus amount, if any, payable to the Executive shall be determined by the Company's Board of Directors in its sole discretion, depending upon Executive's attainment of individual and Company performance objectives. Although the Company retains discretion in determining eligibility for, and the amount of, an annual bonus, it is anticipated that, if Executive is employed at year-end, and if all other conditions of eligibility have been satisfied, then Executive shall receive an annual incentive bonus in an amount equal to at least fifty per cent (50%) of her then-current Base Salary for such year if: (1) Executive is employed by the Company in good standing at the time bonus detenninations are made; and (2) the Company achieves its annual target performance goals, as determined by the Board (or a Compensation Connnittee of the Board). The Board's determination of the Company's target performance goal achievement shall be based on factors including, without limitation, gross revenue, gross margins, operating expenses, pre-tax profit, and cash reserves. The amount of Executive's bonus, if any, shall be based on factors including, without limitation, the Company's target performance and Executive's contribution to the same, as well as Executive's performance on the whole for the year. Executive's annual bonus, if any and if paid in cash, shall be paid no later than March 31'' of the year following the calendar year to which the performance objectives relate. The Company retains the discretion to issue Executive a comparable, equivalent bonus in the form of stock in lieu of cash, such award to be made no later than March 31 '' of the year following the calendar year for which the bonus is being paid.

2.6 Welfare Benefits. During the Term, Executive and Executive's dependents, to the extent they are eligible, shall be eligible to participate in all group health, dental, and life insurance plans and all retirement plans that in each case may be made available from time to time to senior executive employees of Company. Executive acknowledges and agrees that the benefits of such plans may vary with duties, salary, and length of employment, and that any questions concerning eligibility, coverage, or duration shall be governed by the tenus of the plans or policies. Executive further acknowledges and agrees that Company reserves the right to modify, suspend, or discontinue any benefit plans, policies, and practices at any time without notice to or recourse by Executive, so long as such action is taken generally with respect to other similarly-situated executives employed by Company.

Article 3. Term and Termination.

3.1 Term. The term of Executive's employment under this Agreement shall begin on the Effective Date and shall continue for five (5) years thereafter, unless sooner terminated as herein provided (the "Term"). This Agreement may thereafter be renewed by the mutual agreement of the parties. For purposes of this Agreement, "Termination Date" shall mean the date this Agreement is permissibly terminated by either party or by operation of law.

3.2 Death. Upon Executive's death during the Term, this Agreement shall terminate immediately. Company shall pay to the legal representative of Executive's estate, within thirty (30) days after Company is notified of the appointment thereof, all amounts due under Article 2 hereof up to the date of death.

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3.3 Inability to Perform Principal Duties. In the event Executive becomes disabled as defined by Internal Revenue Code Section 409A ("Section 409A") and is unable to perform her principal duties as contemplated by this Agreement, and subject to the requirements of the Americans with Disabilities Act (or any state law counterpart thereof), if applicable, Company may on thirty (30) days' prior written notice, during which time Executive fails to resume her duties hereunder, terminate Executive's employment under this Agreement, and upon such termination, Company shall pay to Executive or her legal representative, if applicable, all amounts due under Article 2 hereof up to the Termination Date. In the event Executive at any time prior to the Termination Date disputes any determination by Company of her inability to perform her principal duties, the matter shall be resolved by the determination of three physicians qualified to practice medicine in the United States, one to be selected by each of Company and Executive and the third to be selected by the designated physicians. Executive shall otherwise comply with whatever procedures Company may reasonably request set forth in any long-term disability policy of Company.

3.4 Proper Cause. Company may terminate Executive's employment under this Agreement for "proper cause," without prior notice (except as otherwise specified in Sections 3.4(a) and 3.4(f), each requiring prior notice in accordance with Section 6.1 of this Agreement ("Notice")). In the event Executive's employment is terminated for proper cause, Executive shall receive only her Base Salary and accrued benefits earned through the date of termination. As used in this Agreement, "proper cause" shall be:

(a) any breach by Executive of any material provision of this Agreement which breach is not remedied within thirty (30) days after receiving Notice of such breach specifically citing this Section 3.4(a); provided, however, that Company may terminate flus Agreement immediately, without providing a cure period, in the event that Executive breaches any provision of Article 4;

(b) an act of dishonesty by Executive if such act has or could reasonably be expected to have a material adverse impact on the financial interests or business reputation of Company or its Affiliates (where "Affiliates"shall mean any entity that is controlled by Company, or is under common control with Company);

(c) negligent or willful misconduct in the performance of Executive's duties hereunder if such negligence or misconduct has or could have a material impact on the financial interest or business reputation of Company or its Affiliates;

(d) conduct that is intended to, or is reasonably likely to, be deleterious to the financial interest or business reputation of Company or its Affiliates;

(e) breach ofExecutive's duty ofloyalty or other fiduciary duties to Company;

(f) willful failure of Executive to follow the reasonable directives of the Board of Directors pertairung to legal compliance or audits of Company within ten (10) days of receiving Notice of any such failure to follow such directives;

(g) Executive's conviction of, or plea of nolo contendere to, a felony, a misdemeanor crime involving dishonesty, or any crime which Company reasonably determines could materially and adversely affect the reputation of Company or any of its Affiliates or Executive's ability to perfonn the services required hereunder;

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(h) a willful or reckless violation of a material regulatory requirement, or of any material written policy or procedure applicable to Company, that has or could have a material adverse impact on the financial interests or business reputation of Company or its Affiliates;

(i) commission of an act of fraud, embezzlement, or misappropriation by Executive with respect to her relations with Company or any of its employees, customers, agents, or representatives; or

(i) failure by Executive to adhere to the highest professional standard for an individual holding the same or comparable position in the metropolitan Phoenix, Arizona area.

3.5 Termination by Employer for Proper Cause. If Company, with or without prior notice, terminates Executive's employment under this Agreement for proper cause under Section 3.4 hereof, and provided such termination constitutes a separation from service for purposes of Section 409A, all of Executive's rights and benefits, accrued or payable, present or future, under this Agreement including all rights and benefits under any incentive stock award or option plan, fringe benefit plan or agreement ancillary to this Agreement, shall be immediately forfeited by Executive. In such event, Executive's only rights and benefits shall be to receive (i) base salary accrued through the Termination Date, (ii) unpaid reimbursable expenses incurred for the benefit of Company prior to the Termination Date, (iii) vested benefits or amounts under any savings or retirement plans (including excess benefit plans), deferred compensation arrangements or welfare benefit plans, and (iv) vested cash and equity amow1ts with respect to long-tenn stock or other incentive awards and other incentive awards granted to Executive, if any.

3.6 Termination by the Company Without Proper Cause. The Company may terminate Executive's employment at any time during the Term without proper cause by providing Executive 90 days' written notice of such tennination effective as of the date stated in the written notice. In the event the Company terminates Executive without proper cause, and in exchange for execution (and, if applicable, non-revocation) by Executive of a written waiver and full release of all known and unknown claims against the Company, Executive shall receive Executive's Base Salary through salary continuation period for the remainder of the Term on regular payroll days. The usual payroll deductions shall be made from Executive's paychecks in connection with such payments. As further consideration, Executive shall continue to receive health insurance coverage then paid for by the Company for the remainder of the Tenn, but Executive's right to receive health insurance coverage shall terminate upon Executive's commencement of employment by another company offering health insurance benefits. Company shall provide the legal release and waiver to Executive for her signature within twenty (20) days of her Termination Date, and Executive shall deliver to Company the fully executed legal release no later than twenty-one (21) days thereafter. Executive shall not be entitled to any other payments or benefits of any kind except as expressly specified in this Agreement.

3.7 Resignation by Executive. Executive may elect to terminate Executive's employment at any time during the Term by providing one hundred eighty (180) days' written notice of Executive's resignation to the Company. Executive shall be entitled in such event to receive only her Base Salary and benefits through the effective date of Executive's resignation.

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3.8 Executive's Further Obligations on Termination. Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to offset for any lawful indebtedness owed by Executive to Company. Upon termination ofExecutive's employment, irrespective of the circumstances, Executive shall in any event continue to be bound by the applicable provisions of Article 4 hereof Furthermore, Executive agrees to cooperate in the transition of her knowledge, information, and duties as requested by the Company, and to respond to all inquiries from the Company about any matters concerning the Company or its affairs that occurred or arose during the period of Executive's employment by the Company. Executive further agrees to reasonably cooperate with the Company in investigating, prosecuting, and defending any charges, claims, demands, liabilities, causes of action, lawsuits, or other proceedings by, against, or involving the Company relating to the period during which Executive was employed by the Company or relating to matters of which Executive has or should have knowledge or information, with such cooperation to be at reasonable times and after notice to Executive. Executive shall be reimbursed by Company for any reasonable expenses incurred in providing the cooperation described in this Section 3.8.

3.9 Compliance with Section 409A.

(a) Notwithstanding anything in this Agreement to the contrary, if at the time of Executive's termination of employment with Company and its Affiliates, Executive is a "specified employee" as defmed in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to avoid the additional tax under Section 409A, then Company will defer the payment or the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months and one business day following Executive's Termination Date (or the earliest date as is permitted under Section 409A). Any monthly payment amounts deferred pursuant to this Section will be accumulated and paid to Executive (without interest) six months and one business day after her termination of employment in a lump sum and the balance of payments due Executive will be paid monthly or as otherwise provided herein.

(b) It is intended that the Agreement comply with Section 409A, and the Agreement shall be interpreted, administered, and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to the Executive. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be interpreted in a manner so that no payment due to the Executive shall be deemed an "additional tax" within the meaning of Section 409A(a)(l )(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of any payment. The Executive and Company agree that this Agreement may be amended, by mutual agreement, without any further consideration to the Executive, to the extent needed to avoid penalties under Section 409A.

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Article 4. Confidential Information; Non-Competition.

4.1 Confidential Information. Executive acknowledges that as a result of Executive's employment with Company, Executive will use, acquire, and/or add to confidential information of a special and unique nature and value, including without limitation, systems, procedures, policies, trade secrets, lists of clients and accounts, patents, product design information, compensation formulas and amounts, strategies, and other confidential business information and trade secrets of Company and its Affiliates ("Confidential Information"). Confidential Information shall not include any information that is or becomes of general knowledge or use other than infonnation that becomes of general knowledge or use because of Executive's breach of this Agreement. As a material inducement to Company to enter into this Agreement, Executive agrees to treat as secret all such Confidential Information and not to, directly or indirectly, use, disseminate, divulge, copy, or disclose, for any purpose whatsoever, any Confidential Infonnation, during or after the term of this Agreement, except as may be required to fulfill Executive's duties hereunder or as required by a court or other tribunal of competent jurisdiction, or by law; provided, however, that Executive shall give reasonable written notice to Company and its Affiliates in advance of being required to disclose Confidential Information, and shall cooperate with Company and its Affiliates, upon request, to seek appropriate relief to prevent disclosure. Nothing in this Section 4.1 is intended to be construed as a restraint on Executive's lawful trade. 1 Likewise, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of Company to make any such reports or disclosures and Executive is not required to notifY Company that she has made such reports or disclosures.

4.2 Return of Confidential Infonnation and Other Company Property. Executive agrees that all Confidential Information shall remain the property of Company and its Affiliates. Upon termination of employment, whether such termination was initiated by Executive or Company or any of its Affiliates, or at any time Company and its Affiliates may request, Executive shall immediately return to Company and its Affiliates (and shall not retain any copies of) all documents, records, notebooks, computer disks, tapes and similar repositories or documents containing Confidential Information, whether prepared by Executive or any other person, as well as all other items of Company's or its Affiliates' property in Executive's possession, such as mobile or wireless telephones, computers, personal digital assistants, facsimile machines, tape recorders, and automobiles.

4.3 Non-Competition and Non-Solicitation.

(a) During the Term and for two years after the termination of this Agreement for any reason, or, if a court of competent jurisdiction determines that two years is overbroad, then for a period of one year after the termination of this Agreement for any reason, Executive shall not carry on in the United States of America, or, if a court of competent jurisdiction determines that the United States of America is overbroad, then in any U.S. State in which Company is doing business as of the Termination Date, or, if a court of competent jurisdiction determines any State in which Company is doing business as of the Termination Date is overbroad, then in any U.S. State in which Executive rendered services to the Company within the last twelve (12) months of her employment by Company, directly or indirectly, either for herself or as a member of any partnership, or as a stockholder, director, officer, agent, or employee of another person, firm, or corporation, or othetwise, any business that directly competes with the "Business" being carried on by Company (or its successors or assigns) as of the Termination Date; provided however that this Section shall not be violated if Company acknowledges in writing, which acknowledgement shall not be unreasonably withheld, that such business does not so compete.

________________

1 Some or all of the Company's confidential information constitutes trade secrets as defined in the federal Defend Trade Secrets Act or state uniform trade secrets acts. The federal Defend Trade Secrets Act of 2016 immunizes employees against criminal and civil liability under federal or state trade secret laws -under certain circumstances - for disclosing a trade secret for the purpose of reporting a suspected violation of law. Immunity is available if employees disclose a trade secret in either of these two circumstances:

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In confidence, directly or indirectly to a government official (federal, state or local) or to a lawyer, solely for the purpose of reporting or investigating a suspected violation of law; or In a complaint or other documents filed in a legal proceeding, so long as the document is filed "under seal" (meaning that it is not accessible to the public).

(b) During the Term and for two years after the termination of this Agreement for any reason, or, if a court of competent jurisdiction determines that two years is overbroad, then for a period of one year after the termination of this Agreement for any reason, Executive shall not directly or indirectly, (i) engage or participate in any way in actions or activities that in any way are deleterious to the interests, business, or reputation of the Company; (ii) induce or attempt to induce any employee of Company or its Affiliates to leave its employ, or in any way interfere with the relationship between Company or its Affiliates and any employee; (iii) hire or attempt to hire any person who is or was, during the three months prior to the Termination Date employed by Company or any of its Affiliates; or (iv) induce or attempt to induce any customer, client, or other business relation with Company or its Affiliates, in either case, as applicable, to cease doing business with Company or its Affiliates or reduce the amount of business done with Company or its Affiliates, or in any way interfere or attempt to interfere with the relationship between any such customer, client, or business relation and Company or its Affiliates, as the case may be (including, without limitation, making any negative or disparaging statements about Company, its Affiliates and/or their current or former employees).

For purposes of this Agreement, "Business" is defined as the conceptualization, design, development, and distribution of clean energy generation, distribution, and utilization.

4.4 Non-Disparagement. Executive agrees that she shall not, directly or indirectly, at any time during or after the Tenn, disparate the Company or any of its officers, directors, employees, or agents. The provisions of this Section shall not prohibit or limit testimony or actions required by court order or by law, or restrict Executive's right to make reports to federal agencies as discussed in Section 4.1. For purposes of this section, a statement is disparaging if it is intended to, or reasonably could, negatively affect the reputation, goodwill, or trustworthiness of the person or entity about whom the statement is made.

4.5 No Conflicts. Executive hereby represents and warrants to Company that she is not bound by any agreement which conflicts with or prevents the full performance of her duties and obligations to Company during or after the term of this Agreement. Executive shall not improperly use or disclose any proprietary information or trade secrets of any person or entity with whom she has an agreement or to whom she owes a duty to keep such information in confidence.

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4.6 Enforcement. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 4.1, 4.2, 4.3, or 4.4 hereof, Company shall have the right and remedy:

(a) to have the provisions of this Agreement specifically enforced by any court having jurisdiction (without posting a bond or other security), including, without limitation, through temporary or permanent injunction, it being acknowledged and agreed by Executive that the services being rendered hereunder to Company are of a special, unique, and extraordinary character and that any such breach will cause irreparable injury to Company and that money damages will not provide an adequate remedy to Company; and

(b) to require Executive to account for and pay over to Company all material compensation, profits, moneys, accruals, increments, or other benefits derived or received by Executive as the result of any transactions constituting a breach of any ofthe provisions of Sections 4.1, 4.2, 4.3, or4.4 hereof, and Executive hereby agrees to account for and pay over such benefits to Company.

Each ofthe rights and remedies enumerated in this Section 4.6 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Company under law or equity.

4.7 Assignment of Intellectual Property Rights. Executive hereby irrevocably assigns, transfers, and conveys, or shall cause to be assigned, transferred and conveyed to Company, any and all interest of Executive in all Intellectual Property created in the course of her employment and used or designed to be used in connection with the business of Company, to the extent not previously assigned, transferred, or conveyed in writing and approved by the CEO of Company. For purposes of this Agreement, "Intellectual Property" shall include (i) all inventions (meaning any idea, discovery, improvement, innovation, design, process, method, formula, technique, machine, article of manufacture, composition of matter, algorithm, computer program, or similar concept, whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iii) all patents and patent applications, and (iv) all trade secrets and confidential information. Any Intellectual Property relating to the business of Company that is developed by Executive during the Term shall remain the property of Company. Executive shall fully cooperate with Company to take any and all actions necessary to give effect to the provisions of this Section 4.7, including without limitation the execution of documents and the filing of applications. If Company is unable, after reasonable effort, to secure such cooperation needed to apply for or prosecute any patent, copyright, or other right or protection relating to Intellectual Property, Executive hereby designates and appoints Company and its duly authorized officers and agents as Executive's agent and attorney-in-fact, to act for and on Executive's behalf to execute, verify, and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, and other rights and protection thereon with the same legal force and effect as if executed by her. Such appointment shall be irrevocable.

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4.8 Revision. If any provision of Sections 4.1, 4.2, or 4.3 hereof is held to be unenforceable because of, as applicable, its scope, duration, or area, the parties agree that the maximum duration or scope or area reasonable under such circumstances shall be substituted for the stated duration or scope or area, and that the court shall revise the restriction contained herein to cover the maximum duration, scope, and/or area permitted by law. The parties specifically acknowledge and agree that a court of competent jurisdiction may revise the provisions of Sections 4.1, 4.2, or 4.3 pursuant to the "blue pencil" doctrine, as necessary.

Article 5. Jurisdiction. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Arizona with respect to the interpretation and enforcement of the provisions of this Agreement and the transactions contemplated hereby. Each of the parties hereby waives any right to assert and agrees not to assert as a defense in any action, suit, or proceeding for the interpretation or enforcement of this Agreement that it is not subject to such action, suit, or proceeding, that such action, suit, or proceeding may not be brought or is not maintainable in said courts, that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each of the parties hereby consents to and grants any such court jurisdiction over the person of such party and over the subject matter of such action, suit, or proceeding and hereby irrevocably agrees that all claims with respect to such action, suit, or proceeding shall be heard and determined in such court; provided that nothing herein shall preclude either party from bringing an action, suit or proceeding in any other court for the purpose of (i) enforcing the provisions of this Article 5 or (ii) enforcing a judgment previously entered by the Arizona courts in respect of any such claim.

Article 6. Miscellaneous Provisions.

6.1 Notices. All notices provided for in this Agreement shall be in writing and shall be delivered personally to the party to receive the same, given by electronic means, or when mailed first class postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to receive the same as set forth below, or such other address as the party to receive the same may have specified by written notice given in the manner provided for in this Section 6.1. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof

(a)	If to Executive, to: Arlene Pfeiff

12639 N. 19°' Street Phoenix, Arizona 85022

(b)	If to Company, then to:

Executive Chairman Engenavis, Inc. 8541 E. Anderson Drive, Suite 100 Scottsdale, Arizona 85255

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with a copy to:

Squire Patton Boggs (US) LLP One East Washington Street Suite 2700 Phoenix, Arizona 85004 attn.: Matthew M. Holman, Esq.

6.2 Entire Agreement. This Agreement sets forth the entire agreement of the parties relating to the terms of Executive's employment by Company and continuing obligations to Company upon separation of employment from Company, and is intended to supersede all prior negotiations, understandings, and agreements concerning such subject matter; provided, however, that this Agreement does not supersede or replace any Confidentiality and Invention Assignment Agreement previously executed by Executive, which remains in full force and effect and is incorporated by referenced. No provision of this Agreement may be waived or changed except by a writing signed by the party against whom such waiver or change is sought to be enforced. Except as to those provisions where notice is required to be given within a specified period of time after the occurrence ofthe event, the failure of any party to require performance of any provision hereof shall in no manner affect the right at a later time to enforce such provision.

6.3 Applicable Law. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of the State of Arizona, without giving effect to conflicts of law principles thereof. If any provision of this Agreement or the application thereof to any party or circumstance is, for any reason and to any extent, deemed invalid or unenforceable, the remainder of this Agreement and the application of that provision to either party or circumstance shall not be affected but rather shall be enforced to the extent permitted by law. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

6.4 Dispute. In any action relating to or arising from this Agreement, or involving its application, the prevailing party shall be entitled to recover its reasonable expenses incurred in connection with the action, including court costs and reasonable attorneys' fees.

6.5 Headings. The Article and Subject headings are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope or intent of any provision of this Agreement.

6.6 Assignment. Company shall have the right to assign this Agreement, and/or its rights and/or obligations hereunder, to a third party. Company shall give reasonable written notice to Executive prior to the effective date of any such assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assignable by Executive.

6.7 Provisions Severable. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

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6.8 Waiver. Neither any failure nor any delay on the part of either party hereto to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence.

6.9 Survival. The provisions in this Agreement that contemplate obligations on Executive's part after her employment with Company ends, for whatever reason, shall survive the cessation of her employment.

6.10 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitution one and the same instrument. The parties agree that this Agreement is fully enforceable with signatures provided by e-mail or facsimile transmission.

6.11 Indemnification. Company shall indemnify Executive to the fullest extent permitted by its bylaws and applicable law for actions or omissions by Executive arising out of or within the scope of Executive's employment. The Company shall use its reasonable efforts to obtain directors' and officers' (D&O) insurance coverage during Executive's employment at a level not less than that maintained for other executive officers of the Company, and of the type and amount deemed reasonable and prudent for a company similar to Company.

6.12 No Representations. Executive affirms that no promise or inducement was made to cause her to enter into this Agreement other than the representations provided in the Agreement. Executive further confirms that Executive is entering into this Agreement based solely upon the advice of Executive's own advisors, if any, and not any statement, promise or representation of the Company or any agent thereof other than those contained within this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Engenavis, Inc., a Delaware corporation,

;ne: Jt(
Its: Executive Chairman

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